Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2023 EARNINGS

OAKLAND, MARYLAND—October 23, 2023: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and nine-month periods ended September 30, 2023. Consolidated net income was $4.5 million for the third quarter of 2023, or $0.67 per share (basic and diluted), compared to $6.9 million, or $1.04 per share (basic and diluted), for the third quarter of 2022 and $4.4 million, or $0.66 per share (basic and diluted), for the second quarter of 2023. Year to date income was $13.3 million, or $1.99 and $1.98 per basic and diluted share, respectively, compared to $18.1 million, or $2.72 per share (basic and diluted), for the same period of 2022.

According to Carissa Rodeheaver, Chairman, President and CEO, “We continue to be encouraged by the strong loan growth and the positive asset quality metrics of our loan portfolio. While we saw continued compression of our net interest margin during the quarter due to the rising funding costs, we believe the pricing is stabilizing. We remain focused on utilizing technology to bring efficiencies to our operations to control future expenses. Our team has successfully assisted our customers in navigating this volatile and unpredictable financial environment.”

Third Quarter Financial Highlights:

•	Total assets at September 30, 2023 remained stable when compared to June 30, 2023 and increased by $80.0 million, or 4.3%, when compared to December 31, 2022. Significant changes during the third quarter included:

o	Cash balances decreased by $7.9 million when compared to June 30, 2023 and increased by $6.3 million when compared to December 31, 2022. The year-to-date increase in cash was related to management’s strategic decision to obtain $80.0 million in Federal Home Loan Bank (“FHLB”) borrowings and $61.1 million in brokered deposits in the first quarter of 2023, offset by strong year-to-date loan growth.
o	Investment securities decreased by $20.8 million when compared to June 30, 2023 and by $31.5 million when compared to December 31, 2022. The decrease in the third quarter was primarily related to the redemption of a non-rated municipal tax increment fund (“TIF”) bond at par for approximately $17.3 million to fund continued loan demand. Additional decreases related to principal amortization and reductions in the fair market value of the available for sale portfolio offset by the purchase of securities for Community Reinvestment Act purposes.
o	Gross loans increased by $30.0 million when compared to June 30, 2023 and by $100.5 million when compared to December 31, 2022, as:
▪	commercial balances increased by $13.6 million during the third quarter and by $50.9 million when compared to December 31, 2022,
▪	residential mortgage balances increased by $16.1 million during the third quarter and by $47.3 million when compared to December 31, 2022; and
▪	consumer loans increased by $0.3 million during the third quarter and by $2.3 million when compared to December 31, 2022.
o	Deposits decreased by $4.9 million when compared to June 30, 2023 and increased by $4.3 million when compared to December 31, 2022 due to the addition of $61.1 million in brokered deposits, the latter of which was partially offset by decreases in other deposit balances due to increased consumer, commercial and municipal spending and two relationships with planned deposit reductions of $39.5 million.
o	Short-term borrowings increased by $3.3 million when compared to June 30, 2023 and decreased by $11.2 million when compared to December 31, 2022. The increase in quarterly balances was due primarily to seasonal fluctuations of municipal customer balances in overnight investment sweep products. The decrease from December 31, 2022 is primarily related to one large municipal customer moving approximately $12.0 million in funds from an overnight investment sweep product to a non-interest-bearing deposit product.

•	The ratio of the allowance for credit losses (“ACL”) to loans outstanding was 1.24% at September 30, 2023 as compared to 1.25% at June 30, 2023 and to an allowance for loan loss (“ALL”) of 1.14% at December 31, 2022.

o	On January 1, 2023, the Corporation adopted Accounting Standards Codification (“ASC”) 326 – Financial Instruments, Credit Losses (CECL) and increased the ACL by $2.9 million for the Day 1 adjustment, which included $2.0 million to the ACL and $0.9 million related to life-of-loan reserve on unfunded loan commitments. For periods prior to adoption of CECL, the Corporation recognized ALL based on an incurred loss model.
o	Total provision expense related to credit losses was $0.3 million for the third quarter of 2023 as compared to provision expense of $0.4 million for the second quarter of 2023 and a credit of $0.1 million for the third quarter of 2022. The low provisioning is primarily due to low historical losses, strong asset quality metrics, and improved qualitative factors such as unemployment rates and consumer spending.

•	Consolidated net income was $4.5 million for the third quarter of 2023.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.30% for the nine months ended September 30, 2023 as compared to 3.53% for the same time period in 2022.
o	Net interest margin, on a non-GAAP, FTE basis, was 3.12% for the third quarter of 2023 compared to 3.26% for the second quarter of 2023 and 3.66% for the third quarter of 2022.
o	Non-interest income increased by $0.2 million in the third quarter of 2023 when compared to the second quarter of 2023 due to increases in wealth management income, gains on sales of mortgages, and an increase in check fees collected related to the receipt of incentive proceeds of $0.1 million.
o	Operating expenses increased by $0.3 million quarter-over-quarter in 2023 driven by a $0.1 million increase in salaries and benefits, a $0.1 million increase in net expenses attributable to other real estate owned (“OREO”), and a $0.1 million increase in data processing expenses. Increases in other operating expenses such as marketing, check fraud, and contract labor were partially offset by decreases in professional services, contract labor and investor relations.

Income Statement Overview

Consolidated net income was $4.5 million for the third quarter of 2023 compared to $6.9 million for the third quarter of 2022 and $4.4 million for the second quarter of 2023. Basic and diluted net income was $0.67 per share for the third quarter of 2023, compared to basic and diluted net income of $1.04 per share for the third quarter of 2022 and $0.66 per share for the second quarter of 2023.

The decrease in quarterly net income, year-over-year, was primarily driven by a $1.3 million decrease in net interest income. Interest expense increased by $6.1 million year-over-year, which was partially offset by an increase in interest income of $4.9 million. The provision for credit losses was $0.3 million for the third quarter of 2023 compared to a credit to the provision of $0.1 million for the third quarter of 2022. Salaries and employee benefits increased by $0.8 million due to an increase in health insurance costs related to unusually high claims, as well as increased salary expense for new hires, merit increases effective April 1, 2023, a one-time severance pay-out, and decreases in deferred loan costs, partially offset by decreases in incentives and stock compensation. Data processing expenses increased by $0.1 million, FDIC premiums increased by $0.1 million and miscellaneous expenses increased by $0.6 million primarily attributable to increased net periodic pension plan costs of $0.3 million and check fraud related expenses of $0.3 million. Check fraud has been on the rise throughout 2023 industry-wide. During the third quarter, management implemented additional procedures to help mitigate this increased risk.

Compared to the linked quarter, net income increased slightly by $0.1 million due to a decrease in the provision for income taxes. Net interest income for the three months ended September 30, 2023 decreased by $0.2 million driven by an increase in interest expense of $1.4 million, partially offset by an increase of $1.2 million in interest income. Provision for credit losses decreased by $0.1 million due primarily to the continued strong credit quality of our loan portfolio and decreased historical loss factors, which was offset slightly by the strong loan growth and increases in other qualitative factors related to the uncertain economic environment. Other operating income, including gains on sales of residential mortgages, wealth management income, and check fees collected related to the receipt of incentive proceeds of $0.1 million, increased by $0.3 million. Operating expenses increased by $0.3 million. Salaries and employee benefits increased by $0.1 million primarily due to increased life and health insurance related to continued higher claims in the third quarter. Net OREO expenses increased by $0.1 million due to gains on sales of OREO properties which were recognized in the second quarter of 2023. Increases in marketing, data processing, and contract labor were partially offset by decreases in FDIC premiums, investor relations, professional services, and equipment expenses. The provision for income taxes decreased by $0.1 million due to a slight reduction in the effective income tax rate.

Net income for the first nine months of 2023 was $13.3 million compared to $18.1 million for the same period in 2022, a $4.8 million decrease. The year-over-year decrease was driven by an increase in total operating expenses of $7.0 million. Salaries and employee benefits increased by $3.2 due primarily to increased salary expense of $1.8 million related to new hires, the competitive environment for labor and merit increases effective April 1, 2023, increased health insurance costs of $1.0 million associated with unusually high claims and decreases of $0.4 in deferred loan costs. Occupancy and equipment expense increased by $0.2 million, data processing expense increased by $0.4 million due to planned implementation of new technology, and FDIC assessments increased by $0.2 million. Other miscellaneous expenses, such as loan service fees, dues and licenses, check fraud expenses, employee benefit plan expense, and miscellaneous expenses increased by $1.7 million and professional fees increased by $0.7 million due to the one-time $0.8 million cash receipt related to reimbursement of litigation expenses that was credited to expenses in 2022. Provision for credit losses increased by $1.1 million when compared to prior year. These increases were partially offset by increases in net interest income of $0.2 million, gains on sales of mortgages of $0.2 million, service charges on deposit accounts of $0.2 million, and $0.1 million increase in miscellaneous income. Income taxes were down by $2.2 million comparing the two periods.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, decreased by $1.3 million for the third quarter of 2023 when compared to the third quarter of 2022. This decrease was driven by an increase of $6.1 million in interest expense due to an increase of 175 basis points on interest paid on deposit accounts as well as an increase of $127.7 million in average balances of interest-bearing deposit accounts when compared to the same period of 2022. Increased deposit pricing resulted from the continued pressure on deposits as well as a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the Insured Cash Sweep (“ICS”) product to ensure full FDIC insurance coverage. In anticipation of increasing rates, management made the decision to pre-fund the $30.4 million brokered certificate of deposit set to mature in the fourth quarter of 2023 at the same rate in order to maintain cash balances. Interest income increased by $4.9 million. Interest income on loans increased by $4.0 million due to the increase of 76 basis points in overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment and an increase in average balances of $123.1 million. Investment income decreased by $0.1 million as cashflow from the portfolio was used to fund higher yielding loans. The net interest margin for the three months ended September 30, 2023 was 3.12% compared to 3.66% for the three months ended September 30, 2022.

Comparing the third quarter of 2023 to the second quarter of 2023, net interest income, on a non-GAAP, FTE basis, decreased by $0.3 million This decrease was driven by an increase of $1.1 million in interest income offset by a $1.4 million increase in interest expense. Interest expense on deposits increased by $1.3 million due to an increase of 41 basis points in the average rate paid and an increase in average deposit balances of $26.7 million during the quarter. The increase in deposits was primarily driven by the increase of $31.6 million in time deposits due to a promotional nine-month certificate of deposit special offered in 2023 as well as the pre-funding of a $30.4 million brokered deposit in the third quarter. These increases were offset by the decline of $6.9 million in non-interest bearing deposits. Interest income on loans increased by $1.3 million related to an overall increase of 15 basis points in yield.

Comparing the nine months ended September 30, 2023 to the nine months ended September 30, 2022, net interest income, on a non-GAAP, FTE basis, increased by $0.1 million. Interest income increased by $13.8 million and interest expense increased by $13.7 million. The yield on earning assets increased 80 basis points to 4.54% in 2023 compared to 3.74% in 2022 in correlation with the rising interest rate environment and new loans booked at higher rates. Interest expense on deposits increased $11.2 million while the average balances increased $108.4 million and interest on long-term borrowings increased $2.5 million related to $80.0 million in FHLB borrowings obtained during the first quarter of 2023 and an increase in interest rates on variable rate trust preferred borrowings. The increased interest expense resulted in an overall increase of 145 basis points on interest bearing liabilities. The net interest margin for the nine months ended September 30, 2023 was 3.30% compared to 3.53% for the nine months ended September 30, 2022.

Non-Interest Income

Other operating income, including gains, for the third quarter of 2023 increased by $0.2 million when compared to the same period of 2022. Increases in service charges, wealth management income, and gains on sales of mortgages were partially offset by a decrease in debit card income.

On a linked quarter basis, other operating income, including gains on sales of mortgages, service charges, wealth management income, and other miscellaneous income (primarily check fees collected due to the receipt of incentives of $0.1 million) increased by $0.3 million. These increases were partially offset by a decrease in debit card income.

Other operating income for the nine months ended September 30, 2023 increased by $0.3 million when compared to the same period of 2022. This increase was primarily due to the increase in gains on sales of mortgages of $0.3 million, service charges on deposit accounts of $0.2 million, and debit card income of $0.1 million, partially offset by a decrease of $0.1 million in wealth management income attributable to the decline in market values of assets under management.

Non-Interest Expense

Operating expenses increased by $2.5 million when comparing the third quarter of 2023 to the third quarter of 2022. This increase was primarily driven by a $0.8 million increase in salaries and employee benefits due to an increase in health insurance costs related to unusually high claims, as well as increased salary expense for new hires, merit increases effective April 1, 2023, and reduced loan costs. Legal and professional expenses increased by $0.7 million attributable to the one-time $0.8 million cash receipt related to reimbursement of litigation expenses that was credited to expense in 2022. Miscellaneous expenses increased by $0.6 million due primarily to increases of $0.3 in check fraud related expenses and net periodic pension plan costs of $0.3 million. Data processing expenses, FDIC premiums, and marketing expenses each increased by $0.1 million year over year.

Comparing the third quarter of 2023 to the second quarter of 2023, operating expenses increased by $0.3 million. Salaries and employee benefits increased by $0.1 million due primarily to increased life and health insurance related to unusually high claims. Net OREO expenses increased by $0.1 million related to gains on sales of OREO properties recognized in the second quarter. Increases in data processing expense of $0.1 million, marketing expense of $0.1 million were partially offset by decreases in investor relations and FDIC premiums.

For the nine months ended September 30, 2023, non-interest expenses increased by $6.4 million when compared to the nine months ended September 30, 2022. Salaries and employee benefits increased by $3.2 million year over year due primarily to increased salary expense of $1.9 million related to new hires and merit increases effective April 1, 2023 and increased health insurance costs of $1.0 million associated with unusually high claims. Occupancy and equipment expense increased by $0.2 million, data processing expense increased by $0.4 million, and FDIC assessments increased by $0.2 million. Other miscellaneous expenses, such as loan service fees, dues and licenses, check fraud expenses, employee benefit plan expense, and miscellaneous expenses increased by $1.7 million.

The effective income tax rates as a percentage of income for the nine months ended September 30, 2023 and September 30, 2022 were 23.6% and 25.8%, respectively. The decrease in the tax rate for the 2023 period was primarily related to a new low-income housing tax credit investment in 2022 that began generating tax credits during the fourth quarter of 2022. This tax credit will continue through 2032.

Balance Sheet Overview

Total assets at September 30, 2023 were $1.9 billion, representing an $80.0 million increase since December 31, 2022. During the first nine months of 2023, cash and interest-bearing deposits in other banks increased by $6.3 million as a result of management’s strategic decision to obtain $61.1 million in brokered certificates of deposit and $80.0 million in FHLB borrowings during the first quarter of 2023 to strength on-balance sheet liquidity. The increase in cash obtained from this strategic decision was partially offset by the funding of strong loan growth in 2023. The investment portfolio decreased by $31.5 million since December 31, 2022. Management elected to redeem $17.8 million from a non-rated municipal TIF bond at par to increase on-balance sheet liquidity to fund future loan growth. Additional decreases in the investment portfolio were primarily associated with normal principal amortization. Loans increased by $100.5 million since December 31, 2022 due primarily to growth in the commercial and consumer mortgage portfolios. Other assets, including deferred taxes, premises and equipment, and accrued interest receivable, increased by $2.0 million as deferred tax assets increased by $2.4 million, equity investments increased by $1.1 million, and pension assets decreased by $0.5 million.

Total liabilities at September 30, 2023 were $1.8 billion, representing a $76.9 million increase since December 31, 2022. Total deposits increased by $4.3 million since December 31, 2022. Total certificates of deposit increased by $100.5 million primarily due to an increase of $60.6 million in brokered certificates of deposits and $39.9 in retail certificates of deposit. Interest-bearing demand deposits also increased by $54.1 million due to a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the ICS product to ensure full FDIC insurance coverage as well as a new municipal customer bringing approximately $40.0 million new deposits during the year. These increases were offset by decreases in non-interest-bearing deposits of $76.9 million and savings and money market accounts of $73.4 million. Short term borrowings decreased by $11.2 million since December 31, 2022 primarily due to one municipal customer moving funds from an overnight investment product to a non-interest bearing deposit product in 2023. Long term borrowings increased by $80.0 million in the first nine months of 2023 when compared to December 31, 2022 due to the acquisition of $80.0 million in FHLB borrowings.

Outstanding loans of $1.4 billion at September 30, 2023 reflected growth of $100.5 million for the first nine months of 2023. Since December 31, 2022, commercial real estate loans increased by $32.5 million, acquisition and development loans increased by $9.2 million and commercial and industrial loans increased by $9.3 million. Growth in the commercial portfolios was driven by increased activity with existing clients as well as cultivating new business relationships. Residential mortgage loans increased $47.3 million related to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio increased slightly by $2.3 million.

New commercial loan production for the three months ended September 30, 2023 was approximately $40.3 million.  The pipeline of commercial loans as of September 30, 2023 was $41.7 million. At September 30, 2023, unfunded, committed commercial construction loans totaled approximately $40.6 million. Commercial amortization and payoffs were approximately $144.6 million through September 30, 2023 due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the third quarter of 2023 was approximately $27.5 million, with most of this production comprised of in-house loans.  The pipeline of in-house, portfolio loans as of September 30, 2023, was $13.5 million. The residential mortgage production level normalized in the third quarter of 2023 due to the increasing interest rates. Unfunded commitments related to residential construction loans totaled $20.5 million on September 30, 2023. Management began shifting more activity towards the secondary market in the second and third quarters to reduce the need for additional funding.

Total deposits at September 30, 2023 increased by $4.3 million when compared to December 31, 2022. In March 2023, the Corporation obtained $61.1 million in new brokered deposits. In August 2023, the Corporation obtained $30.0 million of brokered deposits to pre-fund the maturity of a $30.4 million brokered certificate of deposit that matured in September 2023. In addition, retail certificates of deposit increased by $39.9 million due primarily to promotional nine-month certificate of deposit product offered in 2023. Interest-bearing demand deposits increased by $54.1 million due to a shift in the deposit portfolio mix from non-interest-bearing accounts to interest-bearing accounts including the ICS product to ensure full FDIC insurance, including approximately $40.0 million of funds from a local municipality. These increases were offset by decreases in non-interesting bearing deposits of $76.9 million, money market accounts of $27.0 million, and savings accounts of $46.3 million due to the shift to interest-bearing demand deposit accounts, two relationships having large deposit withdrawals totaling $39.5 million during 2023 to fund business activity, the effects of consumer and commercial spending and the competitive market for deposits.

The book value of the Corporation’s common stock was $23.08 per share at September 30, 2023 compared to $22.77 per share at December 31, 2022. At September 30, 2023, there were 6,715,170 of basic outstanding shares and 6,728,482 of diluted outstanding shares of common stock. The increase in the book value at September 30, 2023 was due to the undistributed net income of $9.3 million for the first nine months of 2023, which was partially offset by a decrease in shareholders’ equity of $2.2 million, net of tax, due to the adoption of ASC Topic 326 and other comprehensive losses of $4.5 million resulting from changes in the unrealized losses of the Corporation’s available for sale investment securities in this rising rate environment. In September 2023, the Corporation purchased and retired 1,298 shares of the Corporation’s common stock at an average price of $16.25 per share pursuant to the previously announced stock repurchase program. The program, the term of which expires on August 18, 2024 unless sooner terminated or extended by the Corporation’s Board of Directors, will be further utilized as the Board and management deem appropriate.

Asset Quality

On January 1, 2023, the Corporation adopted CECL, which replaced the incurred loss impairment model with an expected loss model. As a result of the CECL adoption, the Corporation recorded a transition adjustment of $2.2 million, net of $0.7 million in tax, to retained earnings as of January 1, 2023 for the cumulative effect of the adoption of CECL. The Corporation recorded a $2.0 million increase to the ACL related to loans and a $0.9 million increase to the allowance for credit losses on off balance sheet exposures.

For periods prior to the adoption of CECL, the Corporation recognized credit losses for loans that were collectively evaluated for impairment based on an incurred loss approach, which limited our measurement of credit losses to credit events that were estimated to have already occurred. The ALL under the incurred model was a valuation allowance for probable incurred losses inherent in the loan portfolio. Management made the determination by taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Credit losses were charged against the ALL when the loan balance was confirmed uncollectible. Subsequent recoveries, if any, were credited to the ALL. Ultimate losses varied from current estimates. The estimates were reviewed periodically and as adjustments became necessary, they were reported in earnings in the periods in which they become reasonably estimable.

The ACL was $17.1 million at September 30, 2023 compared to the ALL of $15.5 million recorded at September 30, 2022 and $14.6 million at December 31, 2022. The provision for credit losses was $0.3 million for the quarter ended September 30, 2023, compared to a credit to provision of $0.1 million for the quarter ended September 30, 2022. The provision expense recorded in the third quarter of 2023 was primarily related to strong loan growth and increases in qualitative risk factors related to the uncertainty of the economy, inflation levels, and rising interest rates, which was partially offset by the reduction of historical loss factors related to the strength of our overall portfolio. Net charge-offs of $0.1 million were recorded for the quarter ended September 30, 2023 and 2022. The ratio of the ACL to loans outstanding was 1.24% at September 30, 2023 compared to 1.25% at June 30, 2023 and 1.14% at December 31, 2022.

The ratio of year-to-date net charge offs to average loans for the nine months ending September 30, 2023 was an annualized 0.07%, compared to net charge offs to average loans of 0.06% for 2022. Details of the ratio, by loan type, are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	9/30/2023	9/30/2022
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	(0.02%)	0.00%
Acquisition & Development	0.01%	0.00%
Commercial & Industrial	(0.07%)	(0.03%)
Residential Mortgage	0.00%	0.05%
Consumer	(1.15%)	(1.26%)
Total Net (Charge Offs)/Recoveries	(0.07%)	(0.06%)

Non-accrual loans totaled $3.5 million at September 30, 2023 and December 31, 2022. OREO balances increased by $0.1 million since December 31, 2022 due to the addition of a new OREO property during the second quarter, which was partially offset by sale of OREO held by the Bank at December 31, 2022.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at September 30, 2023 and $0.2 million at December 31, 2022.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.8 million at September 30, 2023. There were no loans subject to foreclosure at December 31, 2022.   As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.27% at September 30, 2023 compared to 0.18% at June 30, 2023 and an ALL to loans outstanding of 0.16% at December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland (“Limited Mews”), and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and the impact that any such events have on our critical accounting assumptions and estimates made as of September 30, 2023, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Results of Operations:
Interest income	$21,164	$16,185	$58,965	$45,063
Interest expense	7,180	1,044	16,289	2,610
Net interest income	13,984	15,141	42,676	42,453
Provision/(credit) for credit/loan losses	263	(101)	1,201	97
Other operating income	4,716	4,604	13,538	13,399
Net gains	182	96	322	161
Other operating expense	12,785	10,329	37,934	31,551
Income before taxes	$5,834	$9,613	$17,401	$24,365
Income tax expense	1,321	2,677	4,099	6,286
Net income	$4,513	$6,936	$13,302	$18,079

Per share data:
Basic net income per share	$0.67	$1.04	$1.99	$2.72
Diluted net income per share	$0.67	$1.04	$1.98	$2.72
Dividends declared per share	$0.20	$0.15	$0.60	$0.45
Book value	$23.08	$19.83
Diluted book value	$23.03	$19.80
Tangible book value per share	$21.27	$18.03
Diluted Tangible book value per share	$21.22	$18.00

Closing market value	$16.23	$16.55
Market Range:
High	$17.34	$19.27
Low	$13.70	$16.18

Shares outstanding at period end: Basic	6,715,170	6,659,390
Shares outstanding at period end: Diluted	6,728,482	6,669,785

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.93%	1.35%
Return on average shareholders' equity	11.44%	17.66%
Net interest margin (Non-GAAP), includes tax exempt income of $578 and $709	3.30%	3.53%
Net interest margin GAAP	3.25%	3.47%
Efficiency ratio - non-GAAP (1)	66.41%	51.49%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	September 30	December 31
	2023	2022
Financial Condition at period end:
Assets	$1,928,201	$1,848,169
Earning assets	$1,717,244	$1,643,964
Gross loans	$1,380,019	$1,279,494
Commercial Real Estate	$491,284	$458,831
Acquisition and Development	$79,796	$70,596
Commercial and Industrial	$254,650	$245,396
Residential Mortgage	$491,686	$444,411
Consumer	$62,603	$60,260
Investment securities	$330,053	$361,548
Total deposits	$1,575,069	$1,570,733
Noninterest bearing	$429,691	$506,613
Interest bearing	$1,145,378	$1,064,120
Shareholders' equity	$154,990	$151,793

Capital ratios:

Tier 1 to risk weighted assets	14.60%	14.40%
Common Equity Tier 1 to risk weighted assets	12.60%	12.36%
Tier 1 Leverage	11.25%	11.23%
Total risk based capital	15.81%	15.50%

Asset quality:

Net charge-offs for the quarter	$(83)	$(89)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,479	$1,943
Loans 90 days past due and accruing	145	569
Total nonperforming loans and 90 day past due	$3,624	$2,512

Modified/Restructured loans	$-	$3,354
Other real estate owned	$4,878	$4,733

Allowance for credit losses to gross loans	1.24%	1.22%
Allowance for credit losses to non-accrual loans	492.84%	799.85%
Allowance for credit losses to non-performing assets	473.12%	214.51%
Non-performing and 90 day past due loans to total loans	0.26%	0.20%
Non-performing loans and 90 day past due loans to total assets	0.19%	0.14%
Non-accrual loans to total loans	0.25%	0.15%
Non-performing assets to total assets	0.44%	0.40%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2022	2022	2022	2022
Results of Operations:
Interest income	$21,164	$19,972	$17,829	$17,359	$16,185	$14,731	$14,147
Interest expense	7,180	5,798	3,311	2,179	1,044	760	806
Net interest income	13,984	14,174	14,518	15,180	15,141	13,971	13,341
Provision/(credit) for credit/loan losses	263	395	543	(736)	(101)	631	(421)
Other operating income	4,716	4,483	4,339	4,479	4,604	4,413	4,382
Net gains	182	86	54	11	96	13	52
Other operating expense	12,785	12,511	12,638	11,590	10,329	10,630	10,580
Income before taxes	$5,834	$5,837	$5,730	$8,816	$9,613	$7,136	$7,616
Income tax expense	1,321	1,423	1,355	1,847	2,677	1,708	1,901
Net income	$4,513	$4,414	$4,375	$6,969	$6,936	$5,428	$5,715

Per share data:
Basic net income per share	$0.67	$0.66	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per share	$0.67	$0.66	$0.65	$1.04	$1.04	$0.82	$0.86
Dividends declared per share	$0.20	$0.20	$0.20	$0.18	$0.15	$0.15	$0.15
Book value	$23.08	$23.12	$22.85	$22.77	$19.83	$19.97	$20.65
Diluted book value	$23.03	$23.07	$22.81	$22.68	$19.80	$19.93	$20.63
Tangible book value per share	$21.27	$21.29	$21.01	$20.91	$18.03	$18.17	$18.83
Diluted Tangible book value per share	$21.22	$21.25	$20.96	$20.87	$18.00	$18.14	$18.82

Closing market value	$16.23	$14.26	$16.89	$19.65	$16.55	$18.76	$22.53
Market Range:
High	$17.34	$17.01	$20.41	$20.56	$19.27	$23.80	$24.50
Low	$13.70	$12.56	$16.75	$16.74	$16.18	$17.50	$18.81

Shares outstanding at period end: Basic	6,715,170	6,711,422	6,688,710	6,666,428	6,659,390	6,656,395	6,637,979
Shares outstanding at period end: Diluted	6,728,482	6,724,734	6,703,252	6,692,039	6,669,785	6,666,790	6,649,604

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.93%	0.95%	0.94%	1.39%	1.35%	1.26%	1.31%
Return on average shareholders' equity	11.44%	11.43%	11.87%	18.19%	17.66%	16.25%	16.49%
Net interest margin (Non-GAAP), includes tax exempt income of $125 and $241	3.30%	3.39%	3.53%	3.56%	3.53%	3.46%	3.40%
Net interest margin GAAP	3.25%	3.34%	3.48%	3.50%	3.47%	3.40%	3.34%
Efficiency ratio - non-GAAP (1)	66.41%	66.00%	67.02%	56.27%	51.49%	57.11%	58.81%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2023	2023	2022	2022	2022	2022
Financial Condition at period end:
Assets	$1,928,201	$1,928,393	$1,937,442	$1,848,169	$1,803,642	$1,752,455	$1,760,325
Earning assets	$1,717,244	$1,707,522	$1,652,688	$1,643,964	$1,647,303	$1,608,094	$1,572,737
Gross loans	$1,380,019	$1,350,038	$1,289,080	$1,279,494	$1,277,924	$1,233,613	$1,181,401
Commercial Real Estate	$491,284	$483,485	$453,356	$458,831	$437,973	$421,942	$391,136
Acquisition and Development	$79,796	$79,003	$76,980	$70,596	$83,107	$116,115	$133,031
Commercial and Industrial	$254,650	$249,683	$241,959	$245,396	$269,004	$225,640	$194,914
Residential Mortgage	$491,686	$475,540	$456,198	$444,411	$427,093	$406,293	$399,704
Consumer	$62,603	$62,327	$60,587	$60,260	$60,747	$63,623	$62,616
Investment securities	$330,053	$350,844	$357,061	$361,548	$366,484	$373,455	$385,265
Total deposits	$1,575,069	$1,579,959	$1,591,285	$1,570,733	$1,511,118	$1,484,354	$1,507,555
Noninterest bearing	$429,691	$466,628	$468,554	$506,613	$474,444	$527,761	$530,901
Interest bearing	$1,145,378	$1,113,331	$1,122,731	$1,064,120	$1,036,674	$956,593	$976,654
Shareholders' equity	$154,990	$155,156	$152,868	$151,793	$132,044	$132,892	$137,038

Capital ratios:

Tier 1 to risk weighted assets	14.60%	14.40%	14.90%	15.06%	14.40%	14.31%	14.55%
Common Equity Tier 1 to risk weighted assets	12.60%	12.40%	12.82%	12.95%	12.36%	12.27%	12.45%
Tier 1 Leverage	11.25%	11.25%	11.47%	11.46%	11.23%	11.23%	10.94%
Total risk based capital	15.81%	15.60%	16.15%	16.12%	15.50%	15.46%	15.71%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(83)	$(398)	$(245)	$(164)	$(89)	$(179)	$(244)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,479	$2,972	$3,258	$3,495	$1,943	$2,149	$2,332
Loans 90 days past due and accruing	145	160	87	307	569	$325	37
Total nonperforming loans and 90 day past due	$3,624	$3,132	$3,345	$3,802	$2,512	$2,474	$2,369

Modified/restructured loans	$-	$-	$-	$3,028	$3,354	$3,226	$3,228
Other real estate owned	$4,878	$4,482	$4,598	$4,733	$4,733	$4,517	$4,477

Allowance for credit losses to gross loans	1.24%	1.25%	1.31%	1.14%	1.22%	1.28%	1.29%
Allowance for credit losses to non-accrual loans	492.84%	568.81%	517.83%	418.77%	799.85%	732.29%	655.75%
Allowance for credit losses to non-performing assets	473.12%	539.79%	212.40%	171.48%	214.51%	225.10%	223.37%
Non-performing and 90 day past due loans to total loans	0.26%	0.23%	0.26%	0.30%	0.20%	0.20%	0.20%
Non-performing loans and 90 day past due loans to total assets	0.19%	0.16%	0.17%	0.21%	0.14%	0.14%	0.13%
Non-accrual loans to total loans	0.25%	0.22%	0.25%	0.27%	0.15%	0.17%	0.20%
Non-performing assets to total assets	0.44%	0.39%	0.41%	0.46%	0.40%	0.40%	0.39%

(Dollars in thousands - Unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$78,939	$86,901	$154,022	$72,420
Interest bearing deposits in banks	1,713	1,650	1,873	1,895
Cash and cash equivalents	80,652	88,551	155,895	74,315
Investment securities – available for sale (at fair value)	114,370	120,085	123,978	125,889
Investment securities – held to maturity (at cost)	215,683	230,759	233,083	235,659
Restricted investment in bank stock, at cost	5,251	4,490	4,490	1,027
Loans held for sale	208	500	184	—
Loans	1,380,019	1,350,038	1,289,080	1,279,494
Unearned fees	(371)	(327)	(257)	(174)
Allowance for credit losses	(17,146)	(16,905)	(16,871)	(14,636)
Net loans	1,362,502	1,332,806	1,271,952	1,264,684
Premises and equipment, net	32,766	33,532	34,207	34,948
Goodwill and other intangible assets	12,185	12,268	12,350	12,433
Bank owned life insurance	47,282	46,963	46,652	46,346
Deferred tax assets	13,020	11,771	11,356	10,605
Other real estate owned, net	4,878	4,842	4,598	4,733
Operating lease asset	1,905	1,990	2,072	1,898
Accrued interest receivable and other assets	37,499	39,836	36,625	35,632
Total Assets	$1,928,201	$1,928,393	$1,937,442	$1,848,169

Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$429,691	$466,628	$468,554	$506,613
Interest bearing deposits	1,145,378	1,113,331	1,122,731	1,064,120
Total deposits	1,575,069	1,579,959	1,591,285	1,570,733
Short-term borrowings	53,330	50,078	52,030	64,565
Long-term borrowings	110,929	110,929	110,929	30,929
Operating lease liability	2,347	2,443	2,536	2,373
Allowance for credit loss on off balance sheet exposures	985	1,089	1,128	133
Accrued interest payable and other liabilities	29,207	27,397	25,332	26,444
Dividends payable	1,344	1,342	1,334	1,199
Total Liabilities	1,773,211	1,773,237	1,784,574	1,696,376
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,715,170 shares at September 30, 2023 and 6,666,428 at December 31, 2022	67	67	67	67
Surplus	25,029	24,901	24,529	24,409
Retained earnings	173,467	170,298	167,229	166,343
Accumulated other comprehensive loss	(43,573)	(40,110)	(38,957)	(39,026)
Total Shareholders’ Equity	154,990	155,156	152,868	151,793
Total Liabilities and Shareholders’ Equity	$1,928,201	$1,928,393	$1,937,442	$1,848,169

	Three Months Ended
	2023			2022
	Q3	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$18,055	$16,780	$15,444	$15,097	$14,058	$12,861	$12,432
Interest on investment securities
Taxable	1,792	1,779	1,768	1,719	1,587	1,540	1,406
Exempt from federal income tax	123	268	270	272	273	279	282
Total investment income	1,915	2,047	2,038	1,991	1,860	1,819	1,688
Other	1,194	1,145	347	271	267	51	27
Total interest income	21,164	19,972	17,829	17,359	16,185	14,731	14,147
Interest expense
Interest on deposits	5,672	4,350	2,678	1,729	621	401	475
Interest on short-term borrowings	33	29	31	26	47	21	18
Interest on long-term borrowings	1,475	1,419	602	424	376	338	313
Total interest expense	7,180	5,798	3,311	2,179	1,044	760	806
Net interest income	13,984	14,174	14,518	15,180	15,141	13,971	13,341
Credit loss expense
Loans	322	434	414	(740)	(108)	624	(419)
Debt securities held to maturity	45	—	—	—	—	—	—
Off balance sheet credit exposures	(104)	(39)	129	4	7	7	(2)
Provision/(credit) for credit/loan losses	263	395	543	(736)	(101)	631	(421)
Net interest income after provision for loan losses	13,721	13,779	13,975	15,916	15,242	13,340	13,762
Other operating income
Net gains on investments, available for sale	—	—	—	—	—	—	3
Gains on sale of residential mortgage loans	182	86	54	14	3	7	21
Gains/(losses) on disposal of fixed assets	—	—	—	(1)	—	6	28
Net gains	182	86	54	11	96	13	52
Other Income
Service charges on deposit accounts	569	546	516	530	523	463	465
Other service charges	230	244	232	239	241	232	213
Trust department	2,139	2,025	1,970	2,006	2,005	2,044	2,189
Debit card income	995	1,031	955	1,036	1,053	983	886
Bank owned life insurance	320	311	305	305	302	297	292
Brokerage commissions	245	258	297	244	272	313	220
Other	218	68	64	119	208	81	117
Total other income	4,716	4,483	4,339	4,479	4,604	4,413	4,382
Total other operating income	4,898	4,569	4,393	4,490	4,700	4,426	4,434
Other operating expenses
Salaries and employee benefits	6,957	6,865	7,290	6,239	6,130	5,793	5,968
FDIC premiums	254	277	193	157	150	155	174
Equipment	1,029	1,047	1,092	1,053	1,037	1,029	1,044
Occupancy	747	743	784	734	734	711	727
Data processing	1,011	946	969	928	890	805	821
Marketing	220	137	117	134	152	151	106
Professional services	490	522	518	665	(211)	564	520
Contract labor	173	159	139	136	159	158	165
Telephone	115	116	110	117	112	139	114
Other real estate owned	139	18	124	215	128	152	95
Investor relations	83	132	57	42	39	123	96
Contributions	74	79	64	104	121	42	21
Other	1,493	1,470	1,181	1,066	888	808	729
Total other operating expenses	12,785	12,511	12,638	11,590	10,329	10,630	10,580
Income before income tax expense	5,834	5,837	5,730	8,816	9,613	7,136	7,616
Provision for income tax expense	1,321	1,423	1,355	1,847	2,677	1,708	1,901
Net Income	$4,513	$4,414	$4,375	$6,969	$6,936	$5,428	$5,715
Basic net income per common share	$0.67	$0.66	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per common share	$0.67	$0.66	$0.65	$1.04	$1.04	$0.82	$0.86
Weighted average number of basic shares outstanding	6,714	6,704	6,675	6,666	6,658	6,650	6,628
Weighted average number of diluted shares outstanding	6,728	6,718	6,697	6,692	6,669	6,661	6,636
Dividends declared per common share	$0.20	$0.20	$0.20	$0.18	$0.15	$0.15	$0.15

	Three Months Ended
	September 30,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,363,821	$18,071	5.26%	$1,240,706	$14,073	4.50%
Investment Securities:
Taxable	333,468	1,792	2.13%	343,581	1,587	1.83%
Non taxable	13,826	219	6.28%	26,471	489	7.33%
Total	347,294	2,011	2.30%	370,052	2,076	2.23%
Federal funds sold	75,404	1,093	5.75%	52,019	251	1.91%
Interest-bearing deposits with other banks	1,812	25	5.47%	1,552	7	1.79%
Other interest earning assets	4,771	76	6.32%	1,026	9	3.48%
Total earning assets	1,793,102	21,276	4.71%	1,665,355	16,416	3.91%
Allowance for loan losses	(17,110)			(15,715)
Non-earning assets	178,115			170,092
Total Assets	$1,954,107			$1,819,732
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$368,409	$1,354	1.46%	$305,608	$187	0.24%
Interest-bearing money markets	325,810	2,430	2.96%	305,185	210	0.27%
Savings deposits	209,070	54	0.10%	253,576	34	0.05%
Time deposits - retail	154,503	918	2.36%	134,600	190	0.56%
Time deposits - brokered	68,850	916	5.28%	—	—	—%
Short-term borrowings	49,190	33	0.27%	66,172	47	0.28%
Long-term borrowings	110,929	1,475	5.28%	30,929	376	4.82%
Total interest-bearing liabilities	1,286,761	7,180	2.21%	1,096,070	1,044	0.38%
Non-interest-bearing deposits	478,673			550,978
Other liabilities	32,327			37,499
Shareholders’ Equity	156,346			135,186
Total Liabilities and Shareholders’ Equity	$1,954,107			$1,819,733
Net interest income and spread		$14,096	2.50%		$15,372	3.53%
Net interest margin			3.12%			3.66%

	Nine Months Ended
	September 30,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,320,674	$50,323	5.09%	$1,203,650	$39,399	4.38%
Investment Securities:
Taxable	337,014	5,339	2.12%	352,446	4,533	1.72%
Non taxable	21,963	1,183	7.20%	27,118	1,494	7.37%
Total	358,977	6,522	2.43%	379,564	6,027	2.12%
Federal funds sold	66,708	2,502	5.01%	47,173	308	0.87%
Interest-bearing deposits with other banks	2,827	70	3.31%	3,564	12	0.45%
Other interest earning assets	3,643	114	4.18%	1,027	25	3.25%
Total earning assets	1,752,829	59,531	4.54%	1,634,978	45,771	3.74%
Allowance for loan losses	(16,311)			(15,611)
Non-earning assets	174,411			166,594
Total Assets	$1,910,929			$1,785,961
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$358,883	$3,375	1.26%	$296,069	$369	0.17%
Interest-bearing money markets	324,583	5,537	2.28%	294,481	347	0.16%
Savings deposits	227,179	189	0.11%	249,596	70	0.04%
Time deposits - retail	134,732	1,750	1.74%	143,734	711	0.66%
Time deposits - brokered	46,918	1,849	5.27%	—	—	—%
Short-term borrowings	51,780	93	0.24%	62,175	86	0.18%
Long-term borrowings	89,394	3,496	5.23%	30,929	1,027	4.44%
Total interest-bearing liabilities	1,233,469	16,289	1.77%	1,076,984	2,610	0.32%
Non-interest-bearing deposits	490,891			540,082
Other liabilities	31,108			32,057
Shareholders’ Equity	155,461			136,838
Total Liabilities and Shareholders’ Equity	$1,910,929			$1,785,961
Net interest income and spread		$43,242	2.77%		$43,161	3.42%
Net interest margin			3.30%			3.53%